Contact:
Noel Ryan III
Lambert, Edwards & Associates, Inc.
616-233-0500 / aacc@lambert-edwards.com

Asset Acceptance Capital Corp. Announces Solid First Quarter 2006 Results, Record Cash
Collections

Warren, Mich., May 4, 2006 – Asset Acceptance Capital Corp. (NASDAQ: AACC), a leading purchaser and collector of charged-off consumer debt, today announced first quarter 2006 results, highlighted by an 11.2 percent increase in cash collections.

Revenues increased 2.0 percent to $67.4 million for the first quarter ended March 31, 2006, compared with revenues of $66.0 million in the first quarter of 2005. Growth in collections year over year exceeded revenue growth due to a higher amortization rate reducing purchased receivable revenues in the first quarter this year compared to the same period in the prior year. Net impairments for the quarter were $2.7 million, a significant reduction from the fourth quarter of 2005 when $15.3 million of impairments were recognized. Asset Acceptance reported cash collections of $89.4 million in the first quarter of 2006, versus cash collections of $80.4 million in the same period of 2005. Net income for the quarter was $12.6 million, or $0.34 per fully diluted share, compared with a net income of $15.1 million, or $0.41 per fully diluted share, for the first quarter of 2005.

“We are encouraged by our performance in the first quarter of 2006, highlighted by the strongest quarter of cash collections achieved in our 44-year history,” said Brad Bradley, chairman, president and CEO of Asset Acceptance Capital Corp. “We believe the results for the period are a direct reflection of our ongoing efforts to align our strategic and operational objectives, as outlined over the past two quarters. Since the implementation of our recruiting, retention and training initiatives at the end of the third quarter 2005, we have benefited from an improvement in the retention of our collection professionals. As we look to further apply these initiatives throughout our organization, we remain focused on capturing additional productivity from our account representatives.”

During the first quarter of 2006, Asset Acceptance invested $26.9 million to purchase consumer debt portfolios with a face value of $738.7 million, representing a blended rate of 3.64 percent of face value. This compares to the prior year first quarter when the Company invested $32.5 million to purchase consumer debt portfolios with a face value of $1.1 billion, representing a blended rate of 2.99 percent of face value. The Company said all purchase data is adjusted for buybacks.

“In keeping with our proven approach to purchasing charged-off consumer receivables, we remained disciplined yet opportunistic buyers of both traditional and non-traditional asset classes in the first quarter,” said Bradley. “We purchased several portfolios in the first quarter of 2006 which we believe are of a higher quality than the typical delinquent portfolios which have historically made up the bulk of our purchases. These higher quality portfolios provide us with an opportunity to leverage our collections expertise.”

“Looking to the macro supply environment, portfolio prices remained at elevated levels in the first quarter, consistent with the pricing environment exhibited over the past several quarters. Having said that, we experienced good deal flow during the first quarter of 2006 and remain optimistic on the remainder of the year as it relates to portfolio supply.”

On April 28, 2006, Asset announced a definitive agreement to acquire the capital stock of privately-held Premium Asset Recovery Corp. (PARC) of Deerfield Beach, Florida and related agreements for approximately $16.5 million in cash, not including the assumption of certain outstanding indebtedness and fees associated with the acquisition. With nearly a decade of experience in the medical debt markets, the PARC team is anticipated to enhance AACC’s expertise in charged-off medical receivables, a vast yet still emerging opportunity.

“With the acquisition of PARC, Asset is positioned to become a leading participant in the purchase and collection of charged-off medical receivables,” continued Bradley. “Our ability to diversify our purchasing presence into growing niche markets like medical remains a primary objective within our longer term growth strategy.”

First Quarter 2006 Highlights

•	Revenues grew 2.0 percent to $67.4 million in the current quarter, versus $66.0 million in the prior year first quarter.

•	Cash collections rose 11.2 percent to $89.4 million in the current quarter, versus $80.4 million in the prior year first quarter.

•	Net income decreased 16.9 percent to $12.6 million in the current quarter, versus net income of $15.1 million in the prior year first quarter. Net income per fully diluted share narrowed to $0.34, compared with net income per fully diluted share of $0.41 in the prior year quarter.

•	Total operating expenses were $47.6 million, or 53.2 percent of cash collections. This compares with operating expenses of 52.0 percent of cash collections during the same period last year and 57.3 percent in the fourth quarter of 2005.

•	Traditional call center collections were $45.5 million, an increase of 2.1 percent from the same period last year and 50.9 percent of total cash collections.

•	Legal collections for the quarter were $32.9 million, an increase of 26.7 percent from the same period last year and 36.8 percent of total cash collections.

•	Other collections, including forwarding, bankruptcy and probate collections, accounted for $11.0 million or the remaining 12.3 percent of cash collections.

•	Quarterly account representative productivity on a full-time equivalent basis was $41,995, a marginal decline from the first quarter 2005, but up from the fourth quarter 2005. Asset reported that its average number of account representatives grew 8.4 percent on a year-over-year basis to 1,084 account representatives in the current period.

•	Asset Acceptance collected on purchases made from credit card issuers, retailers, finance companies, utilities, healthcare providers and other credit originators during the first quarter of 2006 and continues to maintain a diverse mix of asset types in its consumer debt portfolios.

“With record collections in the call center, legal and other collection channels, we believe we are well-positioned to build on our current momentum as we enter the second quarter,” continued Bradley. “We are encouraged by the progress our team has made during the past year, characterized by a continued focus on strategic and operational execution. In the first quarter 2006, account representative turnover declined to an annualized rate of 61.5 percent — about even with last quarter’s annualized turnover rate of 59.3 percent and down from the same quarter last year when the annualized rate was 84.2 percent. As we continue to hire and retain talent, we remain focused on staffing in accordance with the needs of our business, and are committed to maximizing productivity at all levels of the organization.”

Mark Redman, vice president of finance and CFO of Asset Acceptance Capital Corp., concluded: “We are pleased with the record cash collections achieved by each of our departments, the sum of which contributed to a solid start to the year. In addition, we remain dedicated to reducing operating expenses as a percent of cash collections. Our cash flow generation was strong this quarter as evidenced by our cash position increasing from $50.5 million at the prior year end to $69.5 million at the end of the first quarter while investing $26.9 million in new portfolios. This strong cash position combined with no debt outstanding on our line of credit has allowed us to take advantage of the opportunity to expand our purchasing and collection expertise with the acquisition of PARC.”

First Quarter 2006 Conference Call
Asset Acceptance Capital Corp. will host a conference call at 10 a.m. Eastern today to discuss these results and current business trends. To listen to a live web cast of the call, please go to the investor section of the Company’s web site at www.AssetAcceptance.com. A replay of the call will be available on the Company’s website until May 4, 2007.

About Asset Acceptance Capital Corp.
For more than 40 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.AssetAcceptance.com.

Asset Acceptance Capital Corp. Safe Harbor Statement
This press release contains certain statements, including the Company’s plans and expectations regarding its operating strategies, charged-off receivables and costs, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views, at the time such statements were made, with respect to the Company’s future plans, objectives, events, portfolio purchases and pricing, collections and financial results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. In addition, words such as “estimates,” “expects,” “intends,” “should,” “could,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Risk Factors include, among others: ability to purchase charged-off consumer receivables at appropriate prices, ability to continue to acquire charged-off receivables in sufficient amounts to operate efficiently and profitably, employee turnover, ability to compete in the marketplace, acquiring charged-off receivables in industries that the Company has little or no experience, integration and operations of newly acquired businesses, and additional factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission on Form 10-K and 10-Q and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward- looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several Risk Factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, in each case under the section titled “Forward Looking Statements” or similar headings and those discussions regarding risk factors as well as the discussion of forward looking statements in such sections are incorporated herein by reference.

Supplemental Financial Data

(Unaudited, Dollars in Millions, except collections per account representative)	Q1 ‘06	Q4 ‘05	Q3 ‘05	Q2 ‘05	Q1 ‘05

Total revenues	$67.4	$53.8	$64.0	$68.8	$66.0

Cash collections	$89.4	$76.5	$78.2	$84.9	$80.4

Operating expenses to cash collections	53.2%	57.3%	54.0%	50.1%	52.0%

Traditional call center collections	$45.5	$37.9	$38.9	$44.3	$44.6

Legal collections	$32.9	$28.7	$29.1	$31.0	$25.9

Other collections	$11.0	$9.9	$10.2	$9.6	$9.9

Amortization rate	24.8%	29.8%	18.2%	19.0%	18.1%

Collections on fully amortized portfolios	$16.7	$15.0	$14.0	$15.0	$12.1

Core amortization rate (Note 1)	30.4%	37.0%	22.2%	23.1%	21.3%

Investment in purchased receivables (Note 2)	$26.9	$25.3	$27.8	$16.1	$32.5

Face value of purchased receivables (Note 2)	$738.7	$876.3	$1,118.3	$1,065.3	$1,087.7

Average cost of purchased receivables (Note 2)	3.64%	2.89%	2.49%	1.51%	2.99%

Number of purchased receivable portfolios	17	23	31	28	22

Collections per account representative FTE	$41,995	$35,114	$36,454	$41,987	$44,535

Average account representative FTE’s	1,084	1,081	1,067	1,054	1,000

Note 1: Core amortization rate is amortization divided by collections on non-fully amortized portfolios.

Note 2: All purchase data is adjusted for buybacks.

Asset Acceptance Capital Corp.
Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,
(in thousands, except per-share data)	2006	2005
Revenues Purchased receivable revenues	$67,265	$65,866
Finance contract revenues	116	168

Total revenues	67,381	66,034

Expenses Salaries and benefits	23,325	18,543
Collections expense	18,815	18,443
Occupancy	2,175	2,112
Administrative	2,350	1,870
Depreciation	890	843
Loss on disposal of equipment	—	—

Total operating expense	47,555	41,811

Income from operations	19,826	24,223
Interest income	581	35
Interest expense	(178)	(141)
Other income	(10)	—

Income (loss) before income taxes	20,219	24,117
Income taxes	7,629	8,972
Net income	$12,590	$15,145

Weighted average number of shares :
Basic	37,213	37,225
Diluted	37,243	37,245
Earnings per common share outstanding:
Basic	$0.34	$0.41
Diluted	$0.34	$0.41

Asset Acceptance Capital Corp.
Consolidated Statements of Financial Position
(Unaudited)

(in thousands)	March 31, 2006	December 31, 2005

Assets:
Cash	$69,540	$50,519
Purchased receivables	252,898	248,991
Finance contract receivables, net	2,878	3,925
Property and equipment, net	12,008	10,748
Goodwill	6,340	6,340
Other assets	3,753	3,419

Total assets	$347,417	$323,942

Liabilities:
Deferred tax liability	$59,626	$58,584
Accounts payable and other liabilities	19,494	14,639
Income taxes payable	6,171	1,071
Capital lease obligations	173	187
Total liabilities	85,464	74,481

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; issued shares – 37,225,275 at March 31, 2006 and December 31, 2005	372	372
Additional paid in capital	160,566	160,362
Retained earnings	101,317	88,727
Common stock in treasury, at cost, 20,160 shares at March 31, 2006	(302)	—

Total equity	261,953	249,461

Total liabilities and equity	$347,417	$323,942

Asset Acceptance Capital Corp.
Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended March 31,
(in thousands)	2006	2005
Cash flows from operating activities	$12,590	$15,145
Net income
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	889	843
Deferred income taxes	1,043	8,271
Share-based compensation expense	205	71
Net impairment of purchased receivables	2,694	700
Non-cash revenue	(503)	(1,991)
Loss on disposal of equipment	—	—
Charge-offs of finance contracts	71	26
Changes in assets and liabilities:
Decrease (increase) in other assets	(381)	1,037
Increase in accounts payable and other liabilities	4,854	1,271
Increase in income taxes payable	5,100	450

Net cash provided by operating activities	26,562	25,823

Cash flows from investing activities
Investment in purchased receivables, net of buy backs	(25,432)	(32,604)
Principal collected on purchased receivables	19,934	15,823
Investment in finance contracts	(130)	(247)
Principal collected on finance contracts	507	177
Purchase of property and equipment	(2,079)	(1,026)

Net cash used in investing activities	(7,200)	(17,877)

Cash flows from financing activities
Borrowings under line of credit	—	6,500
Repayment of line of credit	—	(6,500)
Repayment of capital lease obligations	(39)	(40)
Common stock repurchase	(302)	—

Net cash used in financing activities	(341)	(40)
Net increase in cash	19,021	7,906
Cash at beginning of period	50,519	14,205

Cash at end of period	$69,540	$22,111